Exhibit 99.1

IAC REPORTS Q3 2022 – Q3 REVENUE INCREASES 41% TO $1.3 BILLION

NEW YORK— November 8, 2022—IAC (NASDAQ: IAC) released its third quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q3 2022	Q3 2021	Growth
Revenue	$1,300.9	$924.1	41%
Operating loss	(124.7)	(32.1)	-289%
Unrealized gain on investment in MGM	42.5	29.5	44%
Net (loss) earnings	(63.8)	60.7	NM
Diluted (loss) earnings per share	(0.74)	0.65	NM
Adjusted EBITDA	54.8	30.2	81%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q3 2022 HIGHLIGHTS

•	Dotdash Meredith Digital revenue was $221 million and Print revenue was $251 million. Pro Forma revenue decreased 19% due to 13% Digital declines and 24% Print declines.

o	Operating loss of $95 million and Adjusted EBITDA of $31 million in Q3 2022 reflect restructuring charges and transaction-related items associated with the acquisition of Meredith ($25 million impacting operating loss and $18 million impacting Adjusted EBITDA)

•	Angi Inc. revenue increased 8% year-over-year to $498 million and operating loss improved to $11 million (compared to a loss of $15 million in Q3 2021) and Adjusted EBITDA increased 85% to $23 million.

o	Angi Ads and Leads revenue increased 7% year-over-year, the second consecutive quarter of growth
o	Angi Services revenue was $132 million, increasing 12% year-over-year

•	Emerging & Other revenue increased 7% year-over-year to $181 million reflecting:

o	13% growth from Care.com
o	77% growth from Vivian Health

•	IAC repurchased approximately 367,000 shares at an average price of $71.56 in Q3 2022.

•	IAC entered into a definitive agreement to sell Bluecrew to EmployBridge, the nation’s largest provider of light industrial staffing solutions, for cash and stock with IAC becoming a minority shareholder in the combined company. The transaction is expected to be completed in November 2022.

•	IAC holds 64.7 million shares of MGM Resorts International (“MGM”). IAC’s Net (loss) earnings and Diluted (loss) earnings per share reflect decreases or increases in MGM’s share price as unrealized losses and gains. As a result, Net (loss) earnings and Diluted (loss) earnings per share can be very volatile, which reduces their ability to be effective measures to assess operating performance. IAC’s stake in MGM was purchased for $1.3 billion in 2020, Q1 2022 and Q3 2022 and is worth $2.2 billion as of November 4, 2022.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q3 2022	Q3 2021	Growth
Revenue
Dotdash Meredith	$467.1	$65.2	617%
Angi Inc.	498.0	461.6	8%
Search	156.7	228.4	-31%
Emerging & Other	180.8	168.9	7%
Intersegment eliminations	(1.8)	(0.0)	-5802%
Total Revenue	$1,300.9	$924.1	41%
Operating (loss) income
Dotdash Meredith	$(95.5)	$7.1	NM
Angi Inc.	(11.1)	(15.0)	26%
Search	19.1	30.0	-36%
Emerging & Other	(1.6)	(22.2)	93%
Corporate	(35.6)	(31.9)	-12%
Total Operating loss	$(124.7)	$(32.1)	-289%
Adjusted EBITDA
Dotdash Meredith	$31.2	$8.2	280%
Angi Inc.	22.9	12.4	85%
Search	19.1	30.0	-36%
Emerging & Other	2.4	2.7	-11%
Corporate	(20.8)	(23.1)	10%
Total Adjusted EBITDA	$54.8	$30.2	81%

Please refer to the IAC Q3 2022 shareholder letter for October 2022 monthly metrics.

Dotdash Meredith

Revenue

($ in millions; rounding differences may occur)	Q3 2022	Q3 2021	Growth
Digital	$220.7	$65.2	239%
Print	251.5	-	NM
Intersegment eliminations	(5.1)	-	NM
Total	$467.1	$65.2	617%

Pro Forma Digital	$220.7	$252.7	-13%
Pro Forma Print	251.5	331.8	-24%
Pro Forma Intersegment eliminations	(5.1)	(5.5)	6%
Pro Forma Total	$467.1	$579.1	-19%

•	Revenue increased 617% to $467.1 million due principally to the Meredith acquisition. Pro Forma revenue declined 19% year-over-year due primarily to:

o	13% Digital declines driven by:

▪	Lower advertising rates due to macro headwinds impacting Retail, Home Goods, Beauty and Entertainment advertisers
▪	Meredith integration impact including site migrations and sales force consolidation
▪	Softening consumer demand impacting affiliate commerce revenue and performance marketing revenue (primarily related to financial services products)

o	24% Print declines driven by the restructuring in Q1 2022, including ceasing several publications and reducing circulation and continued secular declines

Operating (Loss) Income and Adjusted EBITDA

($ in millions; rounding differences may occur)	Q3 2022	Q3 2021	Growth
Operating (Loss) Income
Digital	$(104.4)	$7.1	NM
Print	27.3	-	NM
Other	(18.4)	-	NM
Total	$(95.5)	$7.1	NM
Adjusted EBITDA
Digital	$22.6	$8.2	176%
Print	23.1	-	NM
Other	(14.5)	-	NM
Total	$31.2	$8.2	280%

•	Operating loss was $95.5 million compared to income of $7.1 million in Q3 2021 reflecting:

o	Adjusted EBITDA increasing $23.0 million to $31.2 million due to the acquisition of Meredith, partially offset by $18.5 million of restructuring charges and transaction-related items ($15.0 million at Digital, $1.9 million at Print and $1.6 million at Other)
o	$112.9 million higher amortization of intangibles and $6.4 million higher depreciation (including $7.0 million related to restructuring charges) driven by the acquisition of Meredith

Angi Inc.

Please refer to the Angi Inc. Q3 2022 earnings release for further detail.

Search

•	Revenue decreased 31% to $156.7 million reflecting:

o	A 30% decrease at Ask Media Group due to a reduction in marketing from affiliate partners driving lower visitors to ad supported search and content websites
o	A 38% decrease at Desktop (legacy desktop search software business)

•	Operating income and Adjusted EBITDA decreased 36% to $19.1 million driven by lower revenue

Emerging & Other

•	Revenue increased 7% to $180.8 million reflecting:

o	Care.com revenue increasing 13% to $97.2 million
o	IAC Films revenue increasing $8.2 million due primarily to Everything Everywhere All at Once
o	77% growth from Vivian Health
o	Lower Mosaic Group and Daily Beast revenue

•	Operating loss decreased $20.7 million to $1.6 million reflecting:

o	$15.0 million in expense in the prior year period related to a contingent consideration arrangement in connection with a previous acquisition
o	$6.1 million lower amortization of intangibles driven by Care.com
o	11% Adjusted EBITDA declines due primarily to higher losses at Bluecrew, Daily Beast and Newco and lower profits at Mosaic Group, partially offset by higher profits at Care.com

Corporate

Operating loss increased $3.7 million to $35.6 million due to $5.7 million higher stock-based compensation expense driven by the forfeiture of certain awards in Q3 2021, partially offset by $2.3 million lower Adjusted EBITDA losses primarily driven by lower compensation costs.

Income Taxes

The Company recorded an income tax benefit of $26.1 million in Q3 2022 for an effective tax rate of 28%, which is higher than the statutory rate due primarily to the realization of a capital loss. The Company recorded an income tax provision of $9.9 million in Q3 2021 for an effective tax rate of 14%, which is lower than the statutory rate due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

Free Cash Flow

For the nine months ended September 30, 2022, net cash used in operating activities attributable to continuing operations was $101.5 million, a $311.1 million decline year-over-year, and Free Cash Flow decreased $354.6 million to negative $214.3 million due to unfavorable working capital including $111.0 million paid in Q3 2022 for change-in-control and tax payments related to the Meredith acquisition, higher capital expenditures and higher cash interest payments.

	Nine Months Ended September 30,
($ in millions, rounding differences may occur)	2022	2021
Net cash (used in) provided by operating activities attributable to continuing operations	$(101.5)	$209.6
Capital expenditures	(112.8)	(69.4)
Free Cash Flow	$(214.3)	$140.2

CONFERENCE CALL

IAC and Angi Inc. will host a conference call to answer questions regarding their third quarter results on Wednesday, November 9, 2022, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The conference call will be open to the public at ir.iac.com and ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2022:

•	IAC had 88.8 million common and Class B common shares outstanding.
•	The Company had $1.6 billion in cash and cash equivalents and marketable securities, of which IAC held $1.2 billion, Dotdash Meredith, Inc. held $139 million, and Angi Inc. held $329 million.
•	The Company had $2.1 billion in long-term debt, of which Dotdash Meredith, Inc. held $1.6 billion and ANGI Group, LLC (a subsidiary of Angi Inc.) held $500 million.
•	IAC’s economic interest in Angi Inc. was 84.3% and IAC’s voting interest was 98.2%. IAC held 424.6 million shares of Angi Inc.
•	IAC owned 64.7 million shares of MGM.

Dotdash Meredith Inc. has a $150 million revolving credit facility, which had no borrowings as of September 30, 2022 and currently has no borrowings.

IAC repurchased approximately 367,000 shares at an average price of $71.56 in Q3 2022.

As of September 30, 2022:

•	IAC had 6.9 million shares remaining in its stock repurchase authorization.
•	Angi Inc. had 15.0 million shares remaining in its stock repurchase authorization.

IAC and Angi Inc. may purchase their shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q3 2022	Q3 2021	Growth
Dotdash Meredith
Revenue ($ in millions)
Digital Revenue	$220.7	$65.2	239%
Print Revenue	251.5	-	NM
Intersegment eliminations	(5.1)	-	NM
Total Revenue	$467.1	$65.2	617%

Pro Forma Digital Revenue	$220.7	$252.7	-13%
Pro Forma Print Revenue	251.5	331.8	-24%
Pro Forma Intersegment eliminations	(5.1)	(5.5)	6%
Pro Forma Total Revenue	$467.1	$579.1	-19%

Angi Inc.
Revenue ($ in millions)
Angi Ads and Leads	$347.7	$326.2	7%
Angi Services	131.9	117.4	12%
Total North America	479.6	443.5	8%
Europe	18.4	18.0	2%
Total Revenue	$498.0	$461.6	8%

Angi Service Requests (in thousands)	7,784	8,707	-11%
Angi Monetized Transactions (in thousands)	4,309	4,783	-10%
Angi Transacting Service Professionals (in thousands)	200	222	-10%
Angi Advertising Service Professionals (in thousands)	37	39	-5%

Search
Revenue ($ in millions)
Ask Media Group	$134.7	$193.3	-30%
Desktop	22.0	35.2	-38%
Total Revenue	$156.7	$228.4	-31%

See metric definitions on page 17

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	11/4/22	Dilution at:
Share Price			$45.26	$50.00	$55.00	$60.00	$65.00

Absolute Shares as of 11/4/22	85.9		85.9	85.9	85.9	85.9	85.9

Restricted stock, RSUs and non-publicy traded subsidiary denominated equity awards	5.1		0.6	0.6	0.6	0.6	0.6
Options	2.9	$14.03	0.5	0.5	0.6	0.6	0.6
Total Dilution			1.1	1.1	1.1	1.1	1.1
% Dilution			1.3%	1.3%	1.3%	1.3%	1.3%
Total Diluted Shares Outstanding			87.0	87.0	87.0	87.0	87.0

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method. In addition, absolute shares exclude 3 million shares of restricted stock because this award is unvested as of November 4, 2022.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were settled on November 4, 2022, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $93.9 million (of which approximately 60% would be payable for awards currently vested and those vesting on or before September 30, 2023) assuming a stock price of $45.26 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at September 30, 2022. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect

Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$1,300,901	$924,068	$3,988,827	$2,540,185
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	453,513	340,510	1,499,968	828,744
Selling and marketing expense	489,573	348,187	1,490,947	1,001,760
General and administrative expense	260,073	183,299	750,746	521,170
Product development expense	74,078	52,277	239,149	157,593
Depreciation	27,567	17,795	86,855	54,093
Amortization of intangibles	120,777	14,067	234,048	44,542
Goodwill impairment	-	-	86,748	-
Total operating costs and expenses	1,425,581	956,135	4,388,461	2,607,902
Operating loss	(124,680)	(32,067)	(399,634)	(67,717)
Interest expense	(29,433)	(6,032)	(74,862)	(18,463)
Unrealized gain (loss) on investment in MGM Resorts International	42,523	29,517	(970,112)	687,155
Other income (expense), net	19,678	79,539	(63,048)	133,388
(Loss) earnings from continuing operations before income taxes	(91,912)	70,957	(1,507,656)	734,363
Income tax benefit (provision)	26,065	(9,910)	325,517	(151,046)
Net (loss) earnings from continuing operations	(65,847)	61,047	(1,182,139)	583,317
Loss from discontinued operations, net of tax	-	-	-	(1,831)
Net (loss) earnings	(65,847)	61,047	(1,182,139)	581,486
Net loss (earnings) attributable to noncontrolling interests	2,024	(357)	13,388	3,089
Net (loss) earnings attributable to IAC shareholders	$(63,823)	$60,690	$(1,168,751)	$584,575

Per share information from continuing operations:
Basic (loss) earnings per share	$(0.74)	$0.68	$(13.51)	$6.58
Diluted (loss) earnings per share	$(0.74)	$0.65	$(13.51)	$6.16

Per share information attributable to IAC Common Stock and Class B common stock shareholders:
Basic (loss) earnings per share	$(0.74)	$0.68	$(13.51)	$6.56
Diluted (loss) earnings per share	$(0.74)	$0.65	$(13.51)	$6.14

Stock-based compensation expense by function:
Cost of revenue	$1,071	$18	$2,109	$52
Selling and marketing expense	2,315	1,449	6,264	3,766
General and administrative expense	24,860	11,762	74,791	48,695
Product development expense	2,871	2,209	9,296	5,291
Total stock-based compensation expense	$31,117	$15,438	$92,460	$57,804

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	September 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$1,607,384	$2,118,730
Marketable securities	16,343	19,788
Accounts receivable, net	587,567	693,208
Other current assets	269,869	242,188
Total current assets	2,481,163	3,073,914

Capitalized software, equipment, buildings, leasehold improvements, and land, net	583,888	570,525
Goodwill	3,008,244	3,226,610
Intangible assets, net	1,282,503	1,414,892
Investment in MGM Resorts International	1,923,585	2,649,442
Long-term investments	311,291	327,838
Other non-current assets	850,899	1,037,067
TOTAL ASSETS	$10,441,573	$12,300,288

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	158,110	203,173
Deferred revenue	158,767	165,451
Accrued expenses and other current liabilities	738,371	980,574
Total current liabilities	1,085,248	1,379,198

Long-term debt, net	2,026,404	2,046,237
Deferred income taxes	108,638	385,890
Other long-term liabilities	650,795	721,262

Redeemable noncontrolling interests	32,385	18,741

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common Stock	8	8
Class B common stock	1	1
Additional paid-in-capital	6,282,690	6,265,669
(Accumulated deficit) retained earnings	(263,600)	905,151
Accumulated other comprehensive (loss) income	(29,960)	4,397
Treasury stock	(85,323)	-
Total IAC shareholders' equity	5,903,816	7,175,226
Noncontrolling interests	634,287	573,734
Total shareholders' equity	6,538,103	7,748,960
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,441,573	$12,300,288

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings	$(1,182,139)	$581,486
Less: Loss from discontinued operations, net of tax	-	(1,831)
Net (loss) earnings attributable to continuing operations	(1,182,139)	583,317
Adjustments to reconcile net (loss) earnings to net cash (used in ) provided by operating activities attributable to continuing operations:
Stock-based compensation expense	92,460	57,804
Amortization of intangibles	234,048	44,542
Depreciation	86,855	54,093
Provision for credit losses	87,657	66,428
Goodwill impairment	86,748	-
Deferred income taxes	(333,202)	150,617
Unrealized loss (gain) on investment in MGM Resorts International	970,112	(687,155)
Losses (gains) on investments in equity securities, net	10,145	(44,963)
Unrealized increase in the estimated fair value of a warrant	(21,318)	(102,331)
Non-cash lease expense (including right-of-use asset impairments)	56,879	24,497
Pension and postretirement benefit expense	78,088	-
Other adjustments, net	23,900	41,278
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	3,607	(114,645)
Other assets	261	19,001
Operating lease liabilities	(47,726)	(20,513)
Accounts payable and other liabilities	(244,371)	103,756
Income taxes payable and receivable	(3,696)	(6,037)
Deferred revenue	199	39,940
Net cash (used in) provided by operating activities attributable to continuing operations	(101,493)	209,629
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	-	(25,364)
Capital expenditures	(112,840)	(69,401)
Proceeds from maturities of marketable debt securities	-	225,000
Cash distribution related to the spin-off of IAC's investment in Vimeo	-	(333,184)
Net proceeds from the sale of businesses and investments	41,272	11,915
Purchases of investment in MGM Resorts International	(244,256)	-
Purchases of investments	(3,036)	(23,892)
Decrease in notes receivable	19,497	-
Other, net	5,215	(1,627)
Net cash used in investing activities attributable to continuing operations	(294,148)	(216,553)
Cash flows from financing activities attributable to continuing operations:
Principal payments on Dotdash Meredith Term Loans	(22,500)	-
Principal payments on ANGI Group Term Loan	-	(220,000)
Debt issuance costs	(785)	-
Proceeds from the issuance of Vivian Health preferred shares, net of fees	34,700	-
Purchase of IAC treasury stock	(85,323)	-
Purchase of Angi Inc. treasury stock	(8,144)	(35,403)
Proceeds from the exercise of IAC stock options	-	1,496
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(17,058)	(35,093)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(5,587)	(56,135)
Purchases of noncontrolling interests	(1,179)	(24,655)
Other, net	4,637	685
Net cash used in financing activities attributable to continuing operations	(101,239)	(369,105)
Total cash used in continuing operations	(496,880)	(376,029)
Net cash provided by operating activities attributable to discontinued operations	-	18,053
Net cash provided by investing activities attributable to discontinued operations	-	7,602
Net cash provided by financing activities attributable to discontinued operations	-	293,577
Total cash provided by discontinued operations	-	319,232
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(7,913)	(156)
Net decrease in cash and cash equivalents and restricted cash	(504,793)	(56,953)
Cash and cash equivalents and restricted cash at beginning of period	2,121,864	3,477,110
Cash and cash equivalents and restricted cash at end of period	$1,617,071	$3,420,157

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended September 30, 2022
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$(104.4)	$5.8	$5.3	$115.9	$22.6
Print	27.3	0.4	(2.2)	(2.5)	23.1
Other	(18.4)	0.1	3.8	-	(14.5)
Total Dotdash Meredith	(95.5)	6.3	7.0	113.5	31.2
Angi Inc.	(11.1)	12.4	17.8	3.8	22.9
Search	19.1	-	-	-	19.1
Emerging & Other	(1.6)	0.2	0.3	3.5	2.4
Corporate	(35.6)	12.3	2.5	-	(20.8)
Total	$(124.7)	$31.1	$27.6	$120.8	$54.8

	For the three months ended September 30, 2021
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Dotdash Meredith	$7.1	$-	$0.5	$0.6	$-	$8.2
Angi Inc.	(15.0)	8.8	14.7	3.9	-	12.4
Search	30.0	-	-	-	-	30.0
Emerging & Other	(22.2)	-	0.3	9.6	15.0	2.7
Corporate	(31.9)	6.6	2.2	-	-	(23.1)
Total	$(32.1)	$15.4	$17.8	$14.1	$15.0	$30.2

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the nine months ended September 30, 2022
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$(95.2)	$14.9	$21.0	$168.7	$(0.6)	$-	$108.7
Print	(31.1)	0.7	8.0	41.3	-	-	18.9
Other	(52.9)	0.1	4.1	-	-	-	(48.7)
Total Dotdash Meredith	(179.3)	15.6	33.1	210.0	(0.6)	-	78.9
Angi Inc.	(65.9)	38.8	45.1	11.4	-	-	29.4
Search	70.5	-	-	-	-	-	70.5
Emerging & Other	(114.4)	0.3	1.0	12.7	-	86.7	(13.7)
Corporate	(110.5)	37.8	7.5	-	-	-	(65.2)
Total	$(399.6)	$92.5	$86.9	$234.0	$(0.6)	$86.7	$99.9

	For the nine months ended September 30, 2021
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Dotdash Meredith	$44.4	$-	$1.7	$2.6	$-	$48.7
Angi Inc.	(47.6)	20.4	45.7	12.6	-	31.1
Search	74.1	-	-	-	-	74.1
Emerging & Other	(23.9)	0.1	1.1	29.3	15.0	21.6
Corporate	(114.6)	37.3	5.5	-	-	(71.8)
Total	$(67.7)	$57.8	$54.1	$44.5	$15.0	$103.7

DOTDASH MEREDITH RECONCILIATION OF REVENUE TO PRO FORMA REVENUE

	Three Months Ended September 30, 2021
	Revenue as Reported	Meredith Revenue for Periods Prior to its Acquisition (a)	Pro Forma Revenue
Digital	$65.2	$187.6	$252.7
Print	-	331.8	331.8
Intersegment eliminations	-	(5.5)	(5.5)
Total	$65.2	$513.9	$579.1

	Nine Months Ended September 30, 2021
	Revenue as Reported	Meredith Revenue for Periods Prior to its Acquisition (a)	Pro Forma Revenue
Digital	$203.9	$524.1	$728.0
Print	-	1,000.1	1,000.1
Intersegment eliminations	-	(16.7)	(16.7)
Total	$203.9	$1,507.5	$1,711.4

    (a) Reflects programmatic advertising revenue on a net basis.

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses and which our internal budgets are based and may impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of November 4, 2022 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, equipment, buildings and leasehold improvements and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, technology, licensee relationships, content, trade names, service professional relationships, customer lists and user base and subscriber relationships, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

Dotdash Meredith

Digital Revenue – Includes Digital Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Display Advertising revenue – primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(b) Performance Marketing revenue – primarily includes revenue generated through affiliate commerce, affinity marketing channels, and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News + as well as other content distribution relationships.

Print Revenue – primarily includes subscription, newsstand, advertising and performance marketing revenue.

Pro Forma Revenue – reflects the inclusion of Meredith revenue for all periods prior to the Meredith acquisition. Meredith’s programmatic advertising revenue has been presented on a net basis to conform to IAC’s accounting policies.

Angi Inc.

Angi Ads and Leads Revenue - Primarily reflects domestic ads and leads revenue, including consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Angi Services Revenue – Primarily reflects domestic revenue from pre-priced offerings by which the consumer purchases services directly from Angi Inc. and Angi Inc. engages a service professional to perform the service and includes revenue from Total Home Roofing, Inc. (“Angi Roofing”), which was acquired on July 1, 2021.

Angi Service Requests - Fully completed and submitted domestic customer service requests and includes Angi Services requests in the period.

Angi Monetized Transactions - Fully completed and submitted domestic customer service requests that were matched to and paid for by a service professional and includes completed and in-process Angi Services jobs in the period.

Angi Transacting Service Professionals - The number of service professionals that paid for consumer matches through Angi Leads or performed an Angi Services job during the most recent quarter.

Angi Advertising Service Professionals - The number of service professionals under contract for advertising at the end of the period.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and Angi Inc. conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, November 9, 2022, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores and social media platforms, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) adverse economic events or trends that adversely impact advertising spending levels, (viii) risks related to our Print business (declining revenue, increased paper and postage costs, reliance on a single supplier to print our magazines and increased pension plan obligations), (ix) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (x) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (xi) the ability of Angi Inc. to successfully implement its brand initiative and expand Angi Services (its pre-priced offerings), (xii) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers on a timely basis, (xiii) our ability to access, collect and use personal data about our users and subscribers, (xiv) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xv) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xvi) our inability to freely access the cash of Dotdash Meredith and /or Angi Inc. and their respective subsidiaries, (xvii) dilution with respect to our investment in Angi Inc., (xviii) our ability to compete, (xix) adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, (xx) our ability to build, maintain and/or enhance our various brands, (xxi) the impact of the COVID-19 outbreak on our businesses, (xxii) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information, (xxiii) the occurrence of data security breaches and/or fraud, (xxiv) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxv) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business) and (xxvi) changes in key personnel. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this document. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially disciplined opportunism will never change.  IAC is today comprised of category leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses.  IAC is headquartered in New York City with business locations worldwide.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7251

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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